NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LABARGE, INC. RENEWS STOCK REPURCHASE AUTHORIZATION

ST. LOUIS, August 24, 2005-LaBarge, Inc. (AMEX: LB) announced today that its Board of Directors has renewed its authorization for repurchase of up to 1 million shares of the Company's common stock. LaBarge has approximately 16 million shares outstanding.

While the Company has no immediate plans to repurchase any of its shares, these repurchases may be made from time to time The Board's action authorizes stock purchases in the open market or through privately negotiated transactions, depending on market conditions over the next 12 months. Repurchased common shares will be added to the Company's treasury shares and may be used for general corporate purposes. In its decision, the Board stated it considers the repurchase authorization to be in the best interests of the Company's shareholders.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site may be accessed at http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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